                                                                      EXHIBIT 12


                                 Omnicare, Inc.
                Computation of Ratio of Earnings to Fixed Charges
                                 (in thousands)

                                                                                    Six months
                                    For the years ended December 31,              ended June 30,
                           ---------------------------------------------------   -----------------
                            1996       1997       1998       1999       2000      2000      2001
                            ----       ----       ----       ----       ----      ----      ----
Income before Income
  Taxes (1)..............  $72,276   $ 95,933   $135,866   $ 91,671   $ 77,523   $39,808   $60,402
Add:
    Interest Expense
      (2)................    4,332      6,556     23,611     46,166     55,074    26,799    28,324
    Interest Portion of
      Rent Expense.......    3,270      4,448      6,838      8,436      9,300     4,043     4,278
                           -------   --------   --------   --------   --------   -------   -------
        Income, as
          Adjusted.......  $79,878   $106,937   $166,315   $146,273   $141,897   $70,650   $93,004
                           -------   --------   --------   --------   --------   -------   -------
                           -------   --------   --------   --------   --------   -------   -------
Fixed Charges
    Interest Expense
      (2)................  $ 4,332   $  6,556   $ 23,611   $ 46,166   $ 55,074   $26,799   $28,324
    Capitalized
      Interest...........      386        744        976      1,688          0         0         0
    Interest Portion of
      Rent Expense.......    3,270      4,448      6,838      8,436      9,300     4,043     4,278
                           -------   --------   --------   --------   --------   -------   -------
        Fixed Charges....  $ 7,988   $ 11,748   $ 31,425   $ 56,290   $ 64,374   $30,842   $32,602
                           -------   --------   --------   --------   --------   -------   -------
                           -------   --------   --------   --------   --------   -------   -------
Ratio of Earnings to
  Fixed Charges (3)......     10.0x       9.1x       5.3x       2.6x       2.2x      2.3x      2.9x
                           -------   --------   --------   --------   --------   -------   -------
                           -------   --------   --------   --------   --------   -------   -------

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(1) Includes certain special items such as restructuring and other related charges, pooling-of-interests acquisition expenses and other expenses.
    See the Notes to Consolidated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations for a further description of these special items. Excluding the aforementioned special items, income before income taxes would be $74,410, $108,575, $154,934, $127,010 and $104,722 for the years ended December
    31, 1996, 1997, 1998, 1999 and 2000, respectively, and $50,236 and $65,219 for the six months ended June 30, 2000 and 2001, respectively.


(2) If interest expense was presented net of interest income, then interest expense, net would be $(7,807), $836, $20,255, $44,634 and $53,164 for the years ended December 31, 1996, 1997, 1998, 1999 and 2000, respectively, and $25,983 and $27,102 for the six months ended June 30, 2000 and 2001, respectively.


(3) The ratio of earnings to fixed charges has been computed by dividing earnings before income taxes plus fixed charges (excluding capitalized interest expense) by fixed charges. Fixed charges consist of interest expense on debt (including amortization of debt expense and capitalized interest) and one-third (the proportion deemed representative of the interest portion) of rent expense. If special items are excluded from income before taxes and interest expense, net of interest income, is used, then the ratio of earnings to fixed charges would be (16.9)x, 19.0x, 6.5x, 3.3x and 2.7x for the years ended December 31, 1996, 1997, 1998, 1999 and 2000, respectively, and 2.7x and 3.1x for the six months ended June 30, 2000 and 2001, respectively.